BLUE RIDGE REAL ESTATE COMPANY
                            BIG BOULDER CORPORATION

                      ADDENDUM TO STOCK OPTION AGREEMENT


      Michael J. Flynn (the "Optionee") has been granted an option (the "Option") as of July 20, 1993 to purchase 10,000 shares of Common Stock of Blue Ridge Real Estate Company and Big Boulder Corporation (collectively the "Companies"). In accordance with Paragraph 9 Amendment, the Option Agreement of July 20, 1993 is subject to the following revision:

2. DURATION OF OPTION. Pursuant to the approval given by the Board of Directors of the Companies at a Board Meeting held on February 5, 2003, the Option already granted is extended and shall expire, and all rights to purchase Shares pursuant thereto shall cease, on July 1, 2008.

      All other terms and conditions of the Option of July 20, 1993 shall remain the same.

Date of Extension:  February 5, 2003


                                    BLUE RIDGE REAL ESTATE COMPANY
                                    BIG BOULDER CORPORATION


                                    By: /s/ Eldon D. Dietterick
                                           Eldon D. Dietterick
                                           Executive Vice President and
Treasurer

Attest:


/s/ Betty Ann Lopinto         /s/ Michael J. Flynn
                                    Michael J. Flynn, Optionee